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                                   EXHIBIT 99


                           First Franklin Corporation
                    4750 Ashwood Drive Cincinnati, Ohio 45241
                        (513) 469-8000 Fax (513) 469-5360


February 18, 2005
Cincinnati, Ohio

First Franklin Corporation (FFHS) Announces Earnings

First Franklin Corporation, the parent of Franklin Savings and Loan Company, Cincinnati, Ohio today announced net income of $88,000 ($0.05 per basic share) for the fourth quarter of 2004 and $673,000 ($0.41 per basic share) for the year ended December 31, 2004. This compares to earnings of $284,000 ($0.17 per basic share) for the fourth quarter of 2003 and $1.44 million ($0.88 per basic share) for the year ended December 31, 2003.

On February 1, 2005, Intrieve, Incorporated Cincinnati, Ohio, announced that it had signed an agreement to be acquired by Harland Financial Solutions, Inc. The acquisition is subject to approval by the Intrieve shareholders and the satisfaction of other terms and conditions and is expected to close by the beginning of April 2005. Both Franklin Savings and its subsidiary, Madison Service Corporation, have an investment in Intrieve. If the acquisition is completed, Franklin and Madison could recognize a combined before tax profit of approximately $600,000.

Franklin Savings has eight locations in Greater Cincinnati. The Corporation's common stock is traded on the Nasdaq National Market under the symbol "FFHS".

CONTACT: Thomas H. Siemers
                    President and CEO
                    (513) 469-8000